Exhibit 99.1

ASTEC INDUSTRIES ANNOUNCES AGREEMENT TO SELL SUPERIOR

CHATTANOOGA, Tenn. (June 1, 2004) - Astec Industries, Inc. (Nasdaq: ASTE) has entered into a definitive agreement to sell substantially all of the assets and transfer substantially all of the liabilities of Superior Industries of Morris, Inc. Superior, a wholly owned subsidiary of Astec Industries, Inc., manufactures stationary and portable conveyor systems and components. The planned sale is a result of an unsolicited proposal presented to Astec by the management and employees of Superior, along with a group of local investors in Minnesota. Prior to being acquired by Astec on November 1, 1999, Superior was owned by an Employee Stock Ownership Plan.

The purchase price for the assets and liabilities of Superior is approximately $24.3 million, which amount is subject to adjustment based on the performance of Superior in the second quarter. Proceeds will be used for additional working capital to support anticipated growth or to reduce debt levels and interest expense, both of which are in line with previously stated corporate objectives.

Astec Industries, Inc. will license from the purchaser certain intellectual property relating to conveyer components. The purchaser has agreed to be a supplier of certain components to Astec Industries, Inc. for a period of one year.

Closing, which is expected to occur on June 30, 2004, is contingent upon customary conditions, including that the purchaser will receive financing to complete the acquisition. Assuming the transaction is completed during the second quarter, the transaction will be discussed in the second quarter earnings conference call tentatively scheduled for July 21, 2004.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment. Superior is part of the aggregate processing and mining equipment segment.

Certain statements in the press release, including statements regarding the sale of assets and liabilities of Superior, are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995). These forward-looking statements reflect management's current expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: the inability of the purchaser to receive financing for the transaction, the inability of the parties to secure any required approvals or consents or otherwise to complete the transaction in a timely manner, and other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2003 and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2004.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com

or

F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.com

or

Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com